EXHIBIT 99.1

Press Release

Uniroyal Global Engineered Products, Inc.

Reports Second Quarter 2015 Financial Results

Revenues surpass $25.7 million with EPS of $0.05 for the second quarter;

Revenues surpass $53.3 million with EPS of $0.09 for the six months

SARASOTA, FL - August 5, 2015- Uniroyal Global Engineered Products, Inc. (OTCQB: UNIR) (“Uniroyal Global Engineered Products, Inc.” or the “Company”) filed its Form 10-Q today reporting its results for the three months ended July 5, 2015.

“We are pleased with the second quarter and year to date results of operations. We continue to perform well against our stated objectives of customer diversification, deeper penetration into our current customers and continuous margin improvement through cost reduction and productivity gains,” said Howard R. Curd, Chairman and CEO. "Our order book continues to show strength through the end of the year primarily due to the launch of new automotive platforms in the US and Europe and increased unit sales at our European automotive customers. We are seeing highly favorable volume comparisons from last year that are somewhat masked by the recent decline in the Euro. Excluding a $2.3 million impact of currency headwinds, our revenues for the quarter would have been up more than 10% from the year ago period,” added Mr. Curd.

The following is a brief discussion of the results:

Revenue:

Total revenue for the three months ended July 5, 2015 increased $346,042, or 1.4%, to $25,746,054 from $25,400,012 for the three months ended June 29, 2014. The increase was primarily due to new automotive platform launches and offset to a large degree by $2.3 million of unfavorable impact of currency exchange rate changes.

Gross Profit:

Total gross profit for the second quarter 2015 was $5,855,955, or 22.7%, of sales compared with $4,901,701 or 19.3% of sales for the second quarter 2014. The gross profit percentage increased in 2015 primarily due to the rolling off of lower margin automotive platforms which were replaced with higher margin platforms and the positive results of cost efficiency programs implemented during 2014.

Operating Expenses:

Selling expenses for the second quarter 2015 increased $275,262, or 23.1%, to $1,469,369 from $1,194,107 during the second quarter 2014. The increase resulted primarily due to increases in commissions and administrative, marketing and support staff expenses added during the second half of 2014.

General and administrative expenses for the quarter decreased by $392,391, or 18.7%, to $1,702,545 from $2,094,936 compared to the same period 2014. The expense decrease is principally due to $412,000 of statutory severance payments for the same period 2014 as a result of labor reduction programs at our U.K. facility. This decrease was partially offset by slightly higher administrative expenses this quarter.

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Operating Income:

Operating income for the quarter was $2,265,077, or 8.8%, of sales compared with $1,222,329, or 4.8%, during the year ago period. The operating income increased primarily due to the gross margin improvements as stated above and a reduction in general and administrative expenses. The amount of increase was offset by approximately $400,000 of unfavorable impact of currency exchange rate changes and increased selling expenses.

Interest expense:

Interest expense during the quarter increased by $1,096, or 0.3%, to $405,349 from $404,253 in the second quarter 2014. The increase attributable to average higher debt balances in the second quarter 2015 was partially offset by a lower weighted average effective rate for 2015 compared to 2014 and a favorable impact of the foreign exchange rates.

Other Income:

Other income in the quarter decreased $79,871 to $5,343 from $85,214 in the year ago period. Other income is principally the gain or loss on the settlement and fair values of financial instruments related to currency translations from Euro to the British Pound in the UK subsidiary. Contributing to the decrease was $27,394 of unrelated miscellaneous income recognized for second quarter 2014.

Net Income:

Net income increased $772,492, or 87.5%, to $1,655,709 from $883,217 before the preferred dividend of $696,769, which was issued by the company as a result of the acquisition of Uniroyal Engineered Products, LLC and Engineered Products Acquisition Limited.

Net income available to common shareholders for the second quarter increased to $0.067 per share, or 8.1%, from $0.062 per share in the second quarter 2014. Net income per share on a fully diluted basis increased to $0.050 from $0.047 in the second quarter 2014.

About Uniroyal Global Engineered Products, Inc.:

Uniroyal Global Engineered Products, Inc. (OTCQB: UNIR) is a leading manufacturer of vinyl coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2014 was derived 63% from the automotive industry and approximately 37% from the recreational, industrial, indoor and outdoor furnishings, hospitality and health care markets.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “expect,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

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UNIROYAL GLOBAL ENGINEERED PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	July 5, 2015	June 29, 2014	July 5, 2015	June 29, 2014

NET SALES	$25,746,054	$25,400,012	$53,260,989	$49,770,246

COST OF GOODS SOLD	19,890,099	20,498,311	42,049,971	40,431,446

Gross Profit	5,855,955	4,901,701	11,211,018	9,338,800

OPERATING EXPENSES:
Selling	1,469,369	1,194,107	2,797,295	2,366,518
General and administrative	1,702,545	2,094,936	3,658,321	3,943,979
Research and development	418,964	390,329	744,794	751,935
OPERATING EXPENSES	3,590,878	3,679,372	7,200,410	7,062,432

Operating Income	2,265,077	1,222,329	4,010,608	2,276,368

OTHER INCOME (EXPENSE):
Interest and other debt related expense	(405,349)	(404,253)	(792,766)	(858,310)
Other income	5,343	85,214	172,704	109,647
Net Other Expense	(400,006)	(319,039)	(620,062)	(748,663)

INCOME BEFORE TAX PROVISION	1,865,071	903,290	3,390,546	1,527,705

TAX PROVISION	209,362	20,073	324,180	48,728

NET INCOME	1,655,709	883,217	3,066,366	1,478,977

Preferred stock dividend	(696,769)	—	(1,389,874)	—

NET INCOME AVAILABLE TO
COMMON SHAREHOLDERS	958,940	883,217	1,676,492	1,478,977

OTHER COMPREHENSIVE INCOME (LOSS):
Minimum benefit liability adjustment	(45,230)	(147,474)	(90,459)	(294,948)
Foreign currency translation adjustment	398,149	141,338	38,933	180,607
Unrealized gain (loss) on effective hedge:
Reclassification of amounts to earnings	—	16,644	—	33,143
Unrealized loss for the year	—	(166)	—	(1,561)

COMPREHENSIVE INCOME TO
COMMON SHAREHOLDERS	$1,311,859	$893,559	$1,624,966	$1,396,218

EARNINGS PER COMMON SHARE:
Basic	$0.07	$0.06	$0.12	$0.10
Diluted	$0.05	$0.05	$0.09	$0.08

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	14,351,797	14,137,731	14,351,684	14,158,920
Diluted	19,108,630	18,894,565	19,108,517	18,915,754

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UNIROYAL GLOBAL ENGINEERED PRODUCTS, INC.

 CONSOLIDATED BALANCE SHEETS

	July 5, 2015	December 28, 2014
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$1,991,056	$604,234
Accounts receivable, net	15,863,522	14,607,787
Inventories, net	19,167,048	17,421,082
Other current assets	1,986,640	2,130,282
Related party receivable	21,262	74,931
Total Current Assets	39,029,528	34,838,316

PROPERTY AND EQUIPMENT	13,728,711	12,001,128

OTHER ASSETS
Intangible assets	3,664,459	3,668,956
Goodwill	1,079,175	1,079,175
Other long-term assets	1,484,781	1,295,965
Total Other Assets	6,228,415	6,044,096

TOTAL ASSETS	$58,986,654	$52,883,540

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Checks issued in excess of bank balance	$499,205	$438,145
Line of credit	17,519,022	16,396,306
Current maturities of long-term debt	592,442	522,095
Current maturities of capital lease obligations	465,803	96,071
Accounts payable	10,158,494	9,409,062
Accrued expenses	4,127,900	3,408,143
Related party payable	—	20,260
Current portion of postretirement benefit liability - health and life	115,039	115,039
Total Current Liabilities	33,477,905	30,405,121

LONG-TERM LIABILITIES
Long-term debt, less current portion	1,385,294	1,355,297
Capital lease obligations, less current portion	1,683,639	238,836
Related party lease financing obligations	2,163,541	2,162,393
Long-term debt to related parties	4,743,696	4,740,728
Postretirement benefit liability - health and life, less current portion	2,651,721	2,662,570
Other long-term liabilities	776,592	840,378
Total Long-Term Liabilities	13,404,483	12,000,202
Total Liabilities	46,882,388	42,405,323

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	July 5, 2015	December 28, 2014
	(Unaudited)

STOCKHOLDERS' EQUITY
Convertible Preferred Stock: 5,000,000 shares authorized ($100 value):
Series A, 9,715 shares issued and outstanding	798,500	798,500
Series B, 2,702 shares issued and outstanding	270,160	270,160
Series C, 16,124 shares issued and outstanding	1,600,467	1,600,467
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Engineered Products Acquisition Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 14,351,798 and 14,351,398 shares issued and outstanding as of July 5, 2015 and December 28, 2014, respectively	14,352	14,352
Additional paid-in capital	32,550,668	32,549,585
Accumulated deficit	(24,950,142)	(26,626,634)
Accumulated other comprehensive income	739,436	790,962
Total Stockholders' Equity	12,104,266	10,478,217

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$58,986,654	$52,883,540

Contacts

Corporate Contact:

Uniroyal Global Engineered Products, Inc.

Elizabeth Henson, 941-870-3950

LHenson@UniroyalGlobal.com

or

Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com

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